Exhibit 99.1

EDGAR Online Adopts Stockholder Rights Plan

    SOUTH NORWALK, Conn.--(BUSINESS WIRE)--March 29, 2005--EDGAR(R) Online(R), Inc. (NASDAQ: EDGR), a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals, today announced that its board of directors has adopted a Stockholder Rights Plan. The Rights Plan is similar to plans adopted by many other public companies and was not adopted in response to any current attempt to acquire the company.
    The Rights Plan is designed to guard EDGAR Online stockholders against coercive takeover tactics and to help them realize the potential full value of their investment by providing for the equal treatment of all EDGAR Online stockholders in the event that an unsolicited attempt is made to acquire the company.
    The Rights Plan is not intended to and will not prevent a takeover of the company at a full and fair price. Rather, the Rights Plan was adopted to protect EDGAR Online stockholders against attempts to acquire control of the company by means of certain takeover tactics, which the Board believes may not be in the best interests of all EDGAR Online stockholders.
    Susan Strausberg, EDGAR Online's president and CEO said, "We believe that much of the value that we have created in the past few years is not currently reflected in our stock price. The investment that we've made in XBRL and our new I-Metrix suite of products, which will launch in late April, gives EDGAR Online a competitive advantage over other data providers. We chose to adopt the Rights Plan to protect that investment for our shareholders and ensure that they have the opportunity to reap the rewards for their patience."
    Approximately 2,000 U.S. corporations, many of which are S&P 500(R) companies, have adopted stockholder rights plans. A number of economic studies have shown that rights plans have enhanced stockholder value.
    Details of the Rights Plan are outlined in a letter that will be mailed to all stockholders of record as of the close of business on March 29, 2005, which is the record date for determining those stockholders who will initially receive rights under the Rights Plan. In addition, a copy of the Rights Plan is being filed today with the Securities and Exchange Commission as an exhibit to a report of the Company on SEC Form 8-K.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (NASDAQ: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues,
(ii) obtain profitability, and (iii) obtain additional financing, changes in general economic and business conditions (including in the online business and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, risks in connection with acquisitions, the time and expense involved in such development activities, the level of demand and market acceptance of our services and changes in our business strategies.

    EDGAR(R) is a federally registered trademark of the U.S.
Securities and Exchange Commission (SEC). EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange
Commission.

    CONTACT: EDGAR Online, Inc.
             Mike Frank, 212-457-8231
             mfrank@edgar-online.com